Exhibit 10.1

`AGREEMENT BY AND BETWEEN
THE AMERICAN NATIONAL RED CROSS,
AND HEMACARE CORPORATION

This blood purchase agreement ("Agreement") is effective as of July 11, 2011 ("Effective Date").  The American National Red Cross ("Red Cross"), desires to purchase from HemaCare Corporation ("Vendor"), and Vendor desires to sell to the Red Cross, certain blood products as described in this Agreement and its attachments.  In consideration of the foregoing, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Red Cross and Vendor (the "Parties") agree as follows:

1.0 Supply and Ordering

1.1 The Vendor will supply the Red Cross with the blood products described in Attachment A ("Blood").  Vendor agrees to sell and Red Cross agrees to purchase at least 7,000 and no more than 12,000 units of Blood during each Contract Year during the Term, with the number of units of Blood within such range in any Contract Year to be determined by mutual agreement of Red Cross and Vendor.  A “Contract Year” means the period commencing on the Effective Date and ending on June 30, 2012, and each period of twelve successive calendar months thereafter.  Red Cross is obligated to purchase no more than 12,000 units of Blood in a Contract Year, and Vendor is obligated to sell no more than 7,000 units of Blood in a Contract Year.  The Blood will meet the specifications set forth in Attachment A ("Specifications").

1.2 The Vendor will provide the Blood in accordance with the standing orders described in Attachment B (each, a "Standing Order"). The Standing Orders will be determined by mutual agreement of Vendor and Red Cross on a calendar quarter basis, in advance of the commencement of the applicable calendar quarter; provided that all Standing Orders for a Contract Year do not provide for less than 7,000 or more than 12,000 units of Blood for the Contract Year.

1.3 Red Cross agrees that it is contracting with Vendor for the supply of Blood on a “take or pay” basis, and that Red Cross shall be obligated to pay for of all units of Blood supplied by Vendor, or which Vendor is ready, willing and able to supply, in accordance with the terms of this Agreement at a price equal to 100% of the per unit Fee (as defined below), regardless of whether Red Cross requires or accepts delivery of Blood.

2.0 Regulations and Antitrust Compliance

2.1 The Parties will comply with applicable laws and industry standards, including without limitation, requirements, regulations, standards, recommendations, specifications, guidelines and directives of the Food and Drug Administration ("FDA"); AABB standards; the Specifications; U.S. economic sanctions; anti-terrorism and anti-money laundering laws; the USA PATRIOT Act; laws administered by the U.S. Treasury Department’s Office of Foreign Assets Control; and Executive Order 13224 ("Regulations").   Neither Party will discriminate against any employee or applicant in connection with this Agreement because of any characteristic protected by the Regulations. The Parties will abide by labor law notice posting requirements.

2.2 Vendor represents and warrants: (i) it has not been excluded from any federal healthcare program or barred or suspended from doing business with the Federal Government; (ii) no child, indentured or forced labor or unauthorized workers will be used in any aspect of the provision of the Blood; (iii) there are no FDA proceedings or other regulatory actions pending or threatened against the Vendor for violations of a Regulation that would prohibit or limit the Vendor's ability to provide the Blood; and (iv) the Blood does not infringe on the rights of third parties.

2.3 The Parties will remain fully independent entities.  Any relationship between the Parties is limited to the sale of Blood by the Vendor to the Red Cross, unless otherwise provided under separate agreement.

3.0 Notifications

3.1 If the Vendor obtains confirmed post-donation information, test results that would require a lookback investigation, invalid test results, or any other information that would render the Blood, or any individual unit of the Blood, unsuitable, the Vendor will immediately inform the Red Cross, in accordance with the Vendor’s standard operating procedures.

3.2 If a regulatory agency orders the Vendor to correct or recall the Blood, then the Vendor will provide the Red Cross immediate notice of the correction or recall. The Vendor will: (a) with respect to Blood impacted by the corrective or recall action that is in Red Cross’ inventory (not yet sold to its customers), allow the Red Cross to return such Blood and provide a full refund of the Fee (as defined in Section 5.1) the Red Cross paid for the Blood, as well as shipping and other documented recall costs incurred by the Red Cross in effecting the recall and returning the Blood; and (b) with respect to Blood impacted by the corrective or recall action that already has been sold by Red Cross to its customers, allow the Red Cross or its customers to return such Blood and provide Red Cross a full refund of the Fee (as defined in Section 5.1) the Red Cross paid for the Blood, as well as Red Cross’ internal costs that were incurred in the sale of such Blood to its customers, and all shipping and other documented recall costs incurred by the Red Cross or its customers in effecting the recall and returning the Blood.

3.3 If the Blood is unsuitable for transfusion or not in compliance with the Regulations, the Red Cross will notify the Vendor of the need to return the Blood, and obtain from Vendor a return authorization confirmation before returning such Blood.  Vendor will make arrangements for the return of such Blood to Vendor’s facility at Vendor’s cost, which may include Vendor picking up the Blood or authorizing Red Cross to ship the Blood to Vendor.  Vendor will credit Red Cross the Fee for all Blood returned in accordance with this Agreement upon Vendor’s receipt of such returned Blood.

3.4 The Red Cross will notify the Vendor of any recipient adverse reaction that appears to be related to the Vendor’s collection, manufacturing, storage or distribution of the Blood.

3.5 The Vendor will immediately notify the Red Cross if it receives adverse findings during a regulatory inspection and such findings: (a) revoke regulatory approval of the Blood, or (b) will negatively impact the Vendor's ability to provide the Blood.

3.6 The Vendor will provide Red Cross with at least thirty (30) days advance written notice if the Blood will no longer meet the Specifications.

3.7 The Vendor will provide the following notifications to the Red Cross:  (a) within three calendar days if Blood collected from a donor who tested negative at the time of donation but tests reactive for evidence of HIV or HCV infection on a later donation or who is determined to be at increased risk for transmitting HIV or HCV infection; (b) within forty-five (45) days of the test, of the results of the supplemental (additional, more specific) test for HIV or HCV, as relevant, or other follow-up testing required by the FDA; and (c) as set forth in 21 C.F.R 610.48(b)(3).

4.0 Delivery, Inspection and Acceptance

4.1 The Vendor will deliver the Blood in accordance with Attachment B.

4.2 The Red Cross will accept or reject Blood in accordance with Attachment B.

5.0 Fees and Payment

5.1 The fees for the Blood are set forth in Attachment B (each, a "Fee").  Fees will remain firm and fixed during the Term (as defined in Section 7.1).

5.2 Vendor will submit invoices from time to time following acceptance of Blood (one original and one copy) to 600-A Forest Point Circle, Charlotte, NC 29273.  Each invoice must include the Vendor's name and address, Agreement number, description of the Blood (item number), quantity, delivery date, point of delivery, and payment terms (including discounts, if any).

5.3 Subject to Section 4.2, the Red Cross will make payment to Vendor within thirty (30) days of the receipt of an accurate invoice.

6.0 Insurance and Indemnity

6.1
Vendor shall defend, indemnify and hold harmless Red Cross from and against any and all third party claims, damages, liabilities, causes of action and costs (including reasonable fees and disbursements of counsel) in respect of bodily injury, death or property damage that are incurred by Red Cross arising from the collection, testing or supply to Red Cross of Plasma, except to the extent the cause of such loss is the negligence or willful misconduct of Red Cross.

Red Cross shall defend, indemnify and hold harmless Vendor from and against any and all third party claims, damages, liabilities, causes of action and costs (including reasonable fees and disbursements of counsel) in respect of bodily injury, death or property damage that are incurred by Vendor arising from the negligent acts or omissions of Red Cross in the use of Blood supplied by Vendor, except to the extent the cause of such loss is the negligence or willful misconduct of Vendor.

Red Cross and Vendor each acknowledge and agree that each shall inform the other of any third party claim which would implicate the foregoing indemnifications as soon as it becomes aware of such claim.

7.0 Term and Termination

7.1 This Agreement will begin on the Effective Date and continue until June 30, 2016 (“Initial Term”), unless terminated earlier as provided herein.  This Agreement will automatically be extended beyond the Initial Term for one additional two-year term (“Extension Term”) unless terminated according to the termination and renewal provisions of this Agreement. Thereafter, this Agreement shall be automatically extended for additional terms of one-year each (each, a “Year Term”) subject to the termination and renewal provisions described herein.  The Initial Term and any Extension Term and Year Term is collectively referred to herein as the "Term".

7.2 Red Cross may provide notice of its intent not to exercise any Extension Term or Year Term and such notice shall act to terminate this Agreement at the end of the then-current term so long as such notice is tendered no fewer than 12 months prior to the beginning of the Extension Term or Year Term in question.  For example, the notice not to exercise extension of the first Extension Term must be given prior to the end of year four of the Initial Term.  Such notice not to extend the second Extension Term must be given prior to the end of the Initial Term and so forth.

7.3 Either Party may terminate this Agreement for cause if: (a) the other fails to fulfill an obligation under this Agreement ("Breach") and the Breach continues for a period of thirty (30) days after the non-breaching Party sends written notice of the Breach, (b) any Regulation is amended in a way that precludes a Party from performing its obligations under this Agreement, effective on the effective date of the amended Regulation; or (c) such Party ceases to operate or otherwise function as a business.

7.4 The Red Cross may immediately terminate this Agreement if: (a) the Vendor can no longer supply the Blood in accordance with the Specifications, or (b) the FDA takes any action that would prevent the Vendor from being able to continue to supply Blood for a period of ninety (90) consecutive days.  In the case set forth in (a), the Red Cross may return its existing inventories of Blood for a refund of the Fees paid by the Red Cross.

7.5 Vendor may terminate this Agreement for convenience so long as it tenders notice of intent to terminate this agreement six (6) months prior to the date of intended termination.

7.5 Unless otherwise provided herein, the following provisions will survive expiration or termination of this Agreement: Sections 3.1, 3.2, 3.4, 7.5, 8.1 through 8.5 and 8.9, and, Article 6.0.

8.0 Additional Clauses

8.1 Confidentiality: Each Party will maintain the content of this Agreement, including its attachments, as confidential.  Neither Party will make disclosures prohibited by this Agreement unless required by law, in which case, the disclosing Party will provide the other with advance notice of disclosure.

8.2 Name and Marks: Neither Party will use the name, logo or marks of the other without prior written authorization for each use.

8.3 Governing Law: This Agreement is governed by the laws of the District of Columbia without giving effect to its choice or conflict of law rules.

8.4 Notices: The Parties will provide the notices required in this Agreement by a recognized overnight delivery service that provides proof of delivery, to the representatives and addresses in the signature block.

8.5 Interpretation: The definition of "Agreement" includes its preamble and attachments.  All references to 'days' in this Agreement are to calendar days unless otherwise provided herein.   If there is a conflict between this Agreement and any unreferenced attachment, order, request for proposal, proposal, invoice or verbal agreement, this Agreement governs. This Agreement is the entire understanding for the supply of Blood and replaces all prior agreements between the Parties for Blood.  No single remedy in this Agreement is exclusive of any other remedy in the Agreement.  The rights, warranties and remedies in this Agreement are not exclusive and are in addition to other rights and remedies provided by law.

8.6 Modification and Assignment: This Agreement may not be modified, assigned or subcontracted unless the Parties agree in writing.

8.7 Waiver and Severability: No waiver of any term of this Agreement is a waiver of any other term of this Agreement and no waiver of any breach or duty under this Agreement is a waiver of any other breach or duty.  If a provision is unenforceable, the remaining provisions will remain in full force and effect. If applicable, the Parties will negotiate an enforceable provision that is similar to the removed provision.

8.8 Disputes: The Parties will attempt in good faith to resolve any dispute arising out of or relating to this Agreement by negotiation.  If negotiation is unsuccessful, the Parties may resolve the dispute by mediation.  If the dispute is not resolved by mediation, or if the Parties are unwilling to engage in mediation, the Parties will resolve the dispute by panel arbitration conducted in accordance with the CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration.  The place of arbitration is the Red Cross's place of business as set forth in the signature block.  The panel will consist of three arbitrators, one appointed by each Party, and the third arbitrator appointed by the two chosen arbitrators (the "Panel").  The Panel may, at its discretion, provide for discovery by the Parties, not to exceed sixty (60) days from the date of filing of the notice of arbitration.  The Parties will equally split costs and expenses of arbitration, including arbitrators’ fees but not attorneys’ fees.  The Panel may not award punitive or exemplary damages.  The arbitration is governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16.  The decision of the Panel is final and binding and judgment upon the Panel’s award may be entered by any court of competent jurisdiction.

8.9 Record Access:  Vendor will provide the Red Cross and its agents access to accounts, records, and documents related to this Agreement upon reasonable notice and during normal business hours, for the longer of two years after the Term ends, or, as required by the Regulations.   In addition, Vendor will provide the Red Cross or its agents, and the FDA, access to all documents relating to the Blood upon reasonable advance notice (unless such notice is not possible due to the demand of a regulatory agency) and during business hours.  This provision will survive expiration or termination of this Agreement.

8.10 Relationship of Parties: This Agreement does not create any association, agency, partnership, employment relationship or joint venture between the Parties.

8.11 Tax Exempt: The Vendor will not charge the Red Cross, a nonprofit, 501(c)(3) corporation, any sales tax.  Upon request, the Red Cross will furnish exemption certificates.

8.12 Vendor Inspection System: The Vendor will maintain an inspection and testing system of the Blood.

8.13 Good Faith Negotiation: The Parties agree to negotiate in good faith following execution of this agreement to agree on fee-based systems by which Red Cross will provide Platelet Quality Control Services, Bacterial Detection Services, and supply boxes to Vendor for the packing and delivery of Blood to Red Cross hereunder.  Until the parties are able to agree on the terms of such agreement, Vendor will use its own boxes to deliver Blood hereunder, and Red Cross agrees to return such boxes to Vendor in the ordinary course of business and to reimburse Vendor for any boxes that are lost or damages by Red Cross or while in Red Cross’ possession or control.  In addition, Vendor agrees to apply for a license from the FDA that would enable Vendor to sell single donor platelets no later than December 31, 2011, and following the submission of such application Vendor agrees to use its commercially reasonable efforts to diligently pursue the attainment of such license, including by promptly responding to FDA’s comments on such application or requests for additional information.

8.14 Force Majeure.  Neither Red Cross nor Vendor shall be deemed to be in default under this Agreement on account of delays in delivery or in the performance of any other act to be performed by Red Cross or Vendor under this Agreement due to any of the following causes:  Acts of God or public enemies, civil war, insurrections or riots, fires, floods, explosions, earthquakes or serious accidents, epidemics or quarantine restrictions, any act of government, governmental priorities, or due to any other cause to the extent it is beyond Red Cross’ or Vendor’s control or not occasioned by Red Cross’ or Vendor’s fault or negligence.  Promptly upon the occurrence of any event under this Section 8.14 that may result in a delay in delivery of purchase of Blood, Red Cross or Vendor, as the case may be, shall give notice to other party, which such notice shall identify such occurrence and specify the period of delay which may reasonably be expected therefrom.  Under all such circumstances, Red Cross or Vendor, as the case may be, shall use all commercially reasonable efforts to correct such delays.

[INTENTIONALLY BLANK]

The Parties, acting through their duly authorized officers, have executed and delivered this Agreement as of the Effective Date.

THE AMERICAN NATIONAL RED CROSS

Signature:	/s/ Richard Feliciano

Print Name:	R. Feliciano for C. Hrouda

Title:	VP For EVP Biomedical Services

Address:	2025 E. St. NW
Washington, DC 2006

HEMACARE CORPORATION

Signature:	/s/ Pete van der Wal

Print Name:	Pete van der Wal

Title:	President and CEO

Address:	15350 Sherman Way, Suite 350
Van Nuys, CA 91406

ATTACHMENT A
BLOOD SPECIFICATIONS

For the purposes of this Agreement “Blood” shall mean ISBT labeled single donor platelets, meeting the following specifications:

1.
All Blood will be delivered to Red Cross F.O.B. Vendor’s facility in Van Nuys, California with a minimum of 3 days prior to expiration measured at the time of delivery.  Vendor shall not be responsible for any delays by Red Cross in accepting delivery or taking physical possession of Blood, and if such delays result in Blood having less than a minimum of 3 days prior to expiration at the time Red Cross takes physical possession of the Blood, Red Cross shall nevertheless be obligated to accept such Blood.  In addition, in instances where the Vendor engages Red Cross to perform testing, the foregoing 3-day deadline will be enforceable only when Red Cross has delivered test results in a timeframe consistent with those articulated or defined in any agreement for testing services between the Red Cross and Vendor. The Parties agree that the three-day deadline will be unconditional when testing is conducted by any third party.

2.
All Blood will satisfy applicable guidelines and directives of the Food and Drug Administration (FDA); American Association of Blood Bank (AABB) standards and any additional applicable laws and industry standards.  All Blood will be bacteria tested by FDA approved method.

3.
Blood will be a minimum of 75% from male donors to minimize TRALI risk.  Vendor shall deliver Blood shipments each calendar quarter that contain on average at least 15% Rh negative components, and Vendor also shall use its commercially reasonable efforts to deliver individual shipments in accordance with this same specification.  The Parties acknowledge that the nature of blood services makes immediate, strict compliance with the specification in this paragraph 3 of Attachment A difficult to achieve immediately.  Therefore, Red Cross will refrain from strictly enforcing such provisions for a period of 12 months from the execution of this Agreement.

Import volume should be substantially in accordance with the following collection percentage by day of week of collection.

Monday	--	18%
Tuesday	--	13%
Wednesday	--	10%
Thursday	--	10%
Friday	--	14%
Saturday	--	17%
Sunday	--	18%

Example of 140 products per week:

Collection Day	Shipment Day	Percent	Volume
Monday	Wednesday	18%	25
Tuesday	Thursday	13%	18
Wednesday	Friday	10%	14
Thursday	Saturday	10%	14
Friday	Sunday	14%	20
Saturday	Monday	17%	24
Sunday	Tuesday	18%	25

The parties acknowledge and agree that the specifications expressed in this paragraph 3 of this Attachment A will be subject to change based on changes in the prevailing regulatory environment and market conditions, and that the specifications expressed herein may be modified by mutual agreement following good-faith negotiations between the Parties from time to time during the term of this Agreement.

ATTACHMENT B
FEES AND DELIVERY TERMS

FEE PER PRODUCT

•	For the first two Contract Years of the Initial Term (until June 30, 2013), the price per unit of Blood shall be $[●]1.

•
For the remaining portion of the Initial Term (from July 1, 2013 until June 30, 2016), the Extension Term and any Year Term, the price per unit of Blood shall be determined once per calendar year and shall apply to all sales of Blood made during the applicable calendar year, and shall be an amount equal to [●]1% of Red Cross’ National Average Selling Price of the Blood for the immediately preceding calendar year, as determined by Red Cross in a manner consistent with historical practice. Red Cross shall provide Vendor with such information as Vendor reasonably requests to confirm Red Cross’ determination of the National Average Selling Price for a particular period.  Red Cross shall inform Vendor of the applicable price per unit of Blood for a calendar year no later than the 15th day following commencement of the calendar year.  Notwithstanding the foregoing, if the National Average Selling Price of the Blood for a calendar year is at least 10% greater or less than the National Average Selling Price of the Blood for the immediately preceding calendar year, then the price per unit of Blood shall thereafter be determined once per calendar quarter and shall apply to all sales of Blood made during the applicable calendar quarter, and shall be an amount equal to [●]1% of Red Cross’ National Average Selling Price of the Blood for the immediately preceding calendar quarter.  The change from calendar year to calendar quarter pricing shall commence with the first calendar quarter of the year in which the 10% price deviation has occurred, by reference to the National Average Selling Price of the Blood for the fourth quarter of the immediately preceding calendar year.

•
If Red Cross requests that Vendor perform CMV Testing for a unit of Blood, Vendor will perform such test and Red Cross shall pay to Vendor, in addition to the invoiced price for such Blood, an amount per unit equal to Vendor’s third party out of pocket cost in obtaining such testing plus one dollar ($1.00).

•
If Red Cross requests that Vendor perform irradiation of Blood using the irradiation machine sold by Vendor to Red Cross and leased back by Red Cross to Vendor, Vendor will perform such irradiation services and Red Cross shall pay to Vendor, in addition to the invoiced price for such Blood, an amount per unit equal to $28.00.  Vendor shall have no obligation to perform irradiation services if the aforementioned irradiation machine is not available to Vendor or is otherwise not operational at the time of Red Cross’ request for such services.

STANDING ORDERS:

1.
Prior to the commencement of a calendar quarter, Vendor and Red Cross will confer in good faith to establish projections for the volume of Blood to be delivered by Vendor to Red Cross during the applicable calendar quarter, which projections may include the volume of Blood and other Blood characteristics the parties believe that that Red Cross will require on each day of the week during the applicable calendar quarter.  The projections will be finalized in advance of commencement of the calendar quarter, will constitute a Standing Order for the purchase and sale of Blood during the calendar quarter, and Vendor will use its commercially reasonable efforts to deliver Blood to Red Cross in accordance with the Standing Order.  Red Cross agrees that Vendor’s failure to deliver Blood on a given day in accordance with a Standing Order shall not constitute a default of Vendor’s obligations under the Standing Order, provided that Vendor otherwise delivers Blood substantially in accordance with the Standing Order during the calendar quarter.  The parties may mutually agree on modifications to a Standing Order during a particular calendar quarter.

1 Terms represented by this symbol are considered confidential.  These confidential terms have been omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission (“SEC”) and have been filed separately with the SEC.

2.
Vendor acknowledges that the Standing Orders will be determined in part based on the requirements of the Red Cross National Inventory Management System, and will work with Red Cross on establishing projections based on Red Cross’ requirements per the National Inventory Management System.

3.	Vendor will include the order number, as provided by the Red Cross, on all packing slips, packaging, delivery receipts and invoices.

4.
In all events, the Standing Orders for a Contract Year will provide for the delivery of at least 7,000 units of Blood and no more than 12,000 units of Blood, unless otherwise agreed to in writing by Vendor and Red Cross.

DELIVERY TERMS:

1.
Vendor will deliver Blood that is the subject of a Standing Order to Red Cross F.O.B. Vendor’s facility in Van Nuys, California.  Title and risk of loss or damage to Blood shall pass to Red Cross upon delivery by Vendor of Blood to Red Cross (or its carrier) at Vendor’s facility.  Vendor will notify Red Cross, pursuant to procedures Vendor and Red Cross establish from time to time, when Vendor has delivered Blood to Red Cross at Vendor’s facility.

2.
Red Cross shall reject Blood as non-conforming within twenty-four (24) hours after such Blood is delivered by Vendor to Red Cross as provided in clause 1 above (i.e., available at Vendor’s facility in Van Nuys, CA), regardless of when Red Cross takes physical possession of the Blood.  Any Blood not rejected as non-conforming within such period shall be deemed accepted by Red Cross.  The parties acknowledge that Blood has a very limited shelf life, and that such acceptance procedures are reasonable under the circumstances.

3.	Vendor will package the Blood as required by the Regulations in boxes with sufficient cushioning to insure an intact and undamaged delivery.

4.	Vendor will label shipments of Blood as follows in accordance with such reasonable specifications as provided by Red Cross from time to time.